EXHIBIT 21.1
SUBSIDIARIES OF HARRIS STRATEX NETWORKS, INC.
     The following table lists the expected subsidiaries of Harris Stratex Networks, Inc. following the completion of the proposed transactions and their respective state or jurisdiction of incorporation or organization.

State/Jurisdiction of
Name	Incorporation/Organization
BWA Technology, Inc.	Delaware

DMC Stratex Networks (Africa) (Proprietary) Limited, Midrand, South Africa	Republic of South Africa

Harris Communication Argentina S.A.	Argentina

Harris Communications France SAS	France

Harris Communication International, Inc.	Delaware

Harris Communications International (Kenya) Limited	Kenya

Harris Communications (Shenzen) Ltd.	China

Harris Communications Systems (Nigeria) Limited	Nigeria

Harris do Brasil Limitada	Brazil

Harris S.A. de C.V.	Mexico

Harris Stratex Networks (Canada), Inc.	Canada

Harris Stratex Networks (Hong Kong) Limited	Hong Kong

Harris Stratex Networks (Malaysia) Sdn. Bhd.	Malaysia

Stratex Networks (UK) Limited, Lanarkshire, Scotland	State of Delaware, USA

Stratex Networks Mexico, S.A. de C.V., Mexico D.F., Mexico	Mexico City, Mexico

Stratex Networks (Philippines), Inc., Makati City, Philippines	Metro Manila, Philippines

Stratex Networks (India) Private Limited, New Delhi, India	New Delhi, India

Stratex Networks (NZ) Limited, Wellington, New Zealand	Wellington, New Zealand

Stratex Networks (S) Pte. Ltd., Singapore	Republic of Singapore

Stratex Networks Polska Spolka z.o.o., Warsaw, Poland	Warsaw, Poland

Stratex Networks (Thailand) Ltd., Bangkok, Thailand	Bangkok, Thailand